Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT VIR BIOTECHNOLOGY, INC. TREATS AS PRIVATE OR CONFIDENTIAL.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is entered into as of February 14, 2021 (the “Execution Date”), by and between Glaxo Group Limited, a private limited liability company incorporated under the laws of England and Wales having an office at 980 Great West Road, Brentford, Middlesex, TW8 9GS, United Kingdom (“GSK”), and Vir Biotechnology, Inc. a Delaware corporation having an office at 499 Illinois Street, Suite 500, San Francisco, CA 94158 (“Vir”). The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

Recitals

Vir has agreed to sell, and GSK has agreed to purchase, shares of Common Stock subject to and in accordance with the terms and provisions of this Agreement.

Contemporaneously with the execution of this Agreement, Glaxo Wellcome UK Limited and Beecham S.A., Affiliates of GSK, and Vir are entering into that certain preliminary collaboration agreement (the “Preliminary Collaboration Agreement”) set forth in Appendix 2 which sets forth the key terms upon which the parties would expand the collaboration to include (a) an antibody program directed towards influenza, (b) functional genomics approaches to diseases relating to Respiratory Viruses (as defined in the Preliminary Collaboration Agreement), and (c) antibody programs directed towards additional pathogens (collectively, the “Collaboration”).  It is anticipated that following the Preliminary Collaboration Agreement, the parties will enter into a definitive agreement to include more detailed terms governing the Collaboration as described in the Preliminary Collaboration Agreement (the “New DCA”).

Agreement

For good and valuable consideration, GSK and Vir agree as follows:

Section 1.	Sale and Purchase of Stock

1.1Purchase of Stock.  Subject to the terms and conditions of this Agreement, at the Closing, Vir will issue and sell to GSK, and GSK will purchase from Vir, a number of shares of Common Stock equal to $120,000,000 divided by the Share Value, rounded down to the nearest whole share (such shares of Common Stock, the “Shares”).  The aggregate purchase price shall equal the number of Shares multiplied by the Share Value, rounded to the nearest cent (the “Purchase Price”).

1.2Payment.  At the Closing, GSK will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions, which instructions will have been provided by Vir to GSK at least three (3) Business Days prior to the Closing, and Vir will deliver the Shares in restricted book-entry form to GSK.

1.3Closing.

(a)Closing. The closing of the transaction contemplated by Section 1.1 (the “Closing”) will be held at the offices of Vir or through the electronic exchange of documents and signatures, as promptly as practicable, and in no event more than five (5) Business Days after the conditions to the Closing set forth in Section 7 are satisfied or waived for the Closing (other than those conditions that by their nature are to be satisfied or waived at the Closing), or at such other place, if any, time and/or date as may be jointly designated by GSK and Vir for the Closing; provided, however, that in no event shall the Closing occur prior to the Data End Date.

(b)Closing Deliverables.

(i)At the Closing, Vir will deliver to GSK:

A.a duly executed cross-receipt in form and substance reasonably satisfactory to each party (the “Cross-Receipt”);

B.a certificate in form and substance reasonably satisfactory to GSK and duly executed on behalf of Vir by an authorized officer of Vir, certifying that the conditions to the Closing set forth in Section 7.2(a), (b), (c) and (d) of this Agreement have been fulfilled; and

C.a certificate of the secretary of Vir dated as of the Closing Date certifying that attached thereto is a true and complete copy of all resolutions adopted by the Board authorizing the execution, delivery and performance of this Agreement and the transactions contemplated herein and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby as of the Closing Date.

(ii)At the Closing, GSK will deliver to Vir:

A.a duly-executed Cross-Receipt; and

B.a certificate in form and substance reasonably satisfactory to Vir and duly executed on behalf of GSK by an authorized officer of GSK, certifying that the conditions to the Closing set forth in Section 7.1(b) and (c) of this Agreement have been fulfilled.

Section 2.	Representations and Warranties of Vir

Except as otherwise specifically contemplated by this Agreement, Vir hereby represents and warrants to GSK that:

2.1Private Placement.  Neither Vir nor any Person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act.

Subject to the accuracy of the representations made by GSK in Section 3, the Shares will be issued and sold to GSK in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities Laws of the states of the United States. Vir has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

2.2Organization and Qualification.  Vir is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted.  Vir is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect on Vir.

2.3Authorization; Enforcement. Vir has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms and conditions hereof.  The execution, delivery and performance of this Agreement by Vir and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares at the Closing in accordance with the terms and conditions hereof) have been duly authorized by the Board and no further consent or authorization of Vir, the Board, or its stockholders is required.  This Agreement has been duly executed by Vir and constitutes a legal, valid and binding obligation of Vir enforceable against Vir in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally.

2.4Issuance of Shares.  The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of stockholders of Vir.

2.5SEC Documents, Financial Statements.

(a)The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act.  Vir has delivered or made available (by filing on the SEC’s electronic data gathering and retrieval system (EDGAR)) to GSK complete copies of its most recent Annual Report on Form 10-K, and any report on Form 8-K, in each case filed with the SEC after October 10, 2019 and prior to the Execution Date (the “SEC Documents”).  As of its date, each SEC Document complied in all material respects with the requirements of the Exchange Act, and other Laws applicable to it, and, as of its date, such SEC Document did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No inquiries or any other investigation conducted by or on behalf of GSK or its representatives or counsel will modify, amend or affect GSK’s right to rely on the truth, accuracy and completeness of the SEC Documents and Vir’s representations and warranties contained in this Agreement.

(b)The financial statements, together with the related notes and schedules, of Vir included in the SEC Documents comply as to form in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC and all other applicable rules and regulations with respect thereto.  Such financial statements, together with the related notes and schedules, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial condition of Vir and its consolidated subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c)The Common Stock is listed on Nasdaq, and Vir has taken no action designed to, or that to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or delisting the Common Stock from Nasdaq. As of the date of this Agreement, Vir has not received any notification that, and has no knowledge that, the SEC or Nasdaq is contemplating terminating such registration or listing.

2.6Internal Controls; Disclosure Controls and Procedures. Vir maintains internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act. Vir has implemented the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) required in order for the principal executive officer and principal financial officer of Vir to engage in the review and evaluation process mandated by the Exchange Act, and is in compliance with such disclosure controls and procedures in all material respects. Each of the principal executive officer and the principal financial officer of Vir has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to all reports, schedules, forms, statements and other documents required to be filed by Vir with the SEC.

2.7Capitalization and Voting Rights.

(a)The authorized capital of Vir as of the date hereof consists of: (i) 300,000,000 shares of Common Stock of which, as of February 12, 2021, (A) 127,792,156 shares were issued and outstanding, (B) 15,985,900 shares were reserved for issuance pursuant to Vir’s equity incentive plans (including its stock purchase plan) described in the SEC Documents, and (C) 9,676,143 shares were issuable upon the exercise of stock options outstanding, and (ii) 10,000,000 shares of Preferred Stock, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Common Stock (1) have been duly authorized and validly issued, (2) are fully paid and non-assessable and (3) were issued in compliance with all applicable federal and state securities Laws and not in violation of any preemptive rights.

(b)All of the authorized shares of Common Stock are entitled to one (1) vote per share.

(c)Except as described or referred to in the SEC Documents, as of February 12, 2021, there were not: (i) any outstanding equity securities, options, warrants, rights (including conversion or preemptive rights) or other agreements pursuant to which Vir is or may become obligated to issue, sell or repurchase any shares of its capital stock or any other securities of Vir other than equity securities that may have been granted pursuant to its equity incentive plans, which plans are described in the SEC Documents; or (ii) any restrictions on the transfer of capital stock of Vir other than pursuant to federal or state securities Laws or as set forth in this Agreement.

(d)Vir is not a party to or subject to any agreement or understanding relating to the voting of shares of capital stock of Vir or the giving of written consents by a stockholder or director of Vir.

2.8No Conflicts; Government Consents and Permits.

(a)The execution, delivery and performance of this Agreement by Vir and the consummation by Vir of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of Vir’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, each as in effect on the date hereof, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Vir is a party, or (iii) subject to Section 2.8(b), result in a violation of any Law (including United States federal, state and U.K. securities Laws and regulations and regulations of any self-regulatory organizations) applicable to Vir, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have, a Material Adverse Effect on Vir or result in a liability for GSK.

(b)Vir is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory agency or self-regulatory organization in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms and conditions hereof, or to issue and sell the Shares in accordance with the terms and conditions hereof other than such as have been made or obtained, and except for (i) any post-closing filings required to be made under federal or state securities Laws, (ii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq, and (iii) compliance with any applicable requirements of the HSR Act (as defined in the Preliminary Collaboration Agreement) and any other applicable antitrust Law.

2.9Litigation. Other than as set forth in the SEC Documents filed prior to the date of this Agreement, there is no action, suit, proceeding or investigation pending (of which Vir has received notice or otherwise has knowledge) or, to Vir’s knowledge, threatened, against Vir or that Vir intends to initiate, except where such action, suit, proceeding or investigation, as the case may be, and would not reasonably be expected to have a Material Adverse Effect.

2.10Licenses and Other Rights; Compliance with Laws. Vir has all franchises, permits, licenses and other rights and privileges (“Permits”) necessary to permit it to own its properties and to conduct its business as presently conducted and is in compliance thereunder, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. Vir has not taken any action that would interfere with its ability to renew all such Permit(s), except where the failure to renew such Permit(s) would not reasonably be expected to have, a Material Adverse Effect. Vir is and has been in compliance with all Laws applicable to its business, properties and assets, and to the products and services sold by it, except where the failure to be in compliance has not had and would not reasonably be expected to have a Material Adverse Effect.

2.11Intellectual Property.

(a)The Intellectual Property that is owned by Vir or its subsidiaries is owned free from any Liens or restrictions. All of Vir’s material Intellectual Property Licenses are in full force and effect in accordance with their terms, are free of any Liens or restrictions, and, to Vir’s knowledge, neither Vir, nor any other party thereto, is in material breach of any such material Intellectual Property License.  To Vir’s knowledge, no event has occurred that with notice or lapse of time or both (i) would constitute a breach or default of any such material Intellectual Property License, (ii) would result in the termination thereof, or (iii) would cause or permit the acceleration or other change of any right or obligation or the loss of any benefit thereunder by Vir or its subsidiaries, except, in the case of each of clauses (i) through (iii), as would not reasonably be expected to have a Material Adverse Effect.

(b)Except as set forth in the SEC Documents, there is no legal claim or demand of any Person or any proceeding that is pending or threatened in writing, (i) challenging the right of Vir in respect of any Intellectual Property of Vir, or (ii) claiming that any default exists under any Intellectual Property License, except, in the case of clauses (i) and (ii) above, where any such claim, demand or proceeding has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c)Except as set forth in the SEC Documents: (i) Vir or one of its subsidiaries owns, free and clear of any Lien or encumbrance, or, to Vir’s knowledge, has a valid license, or an enforceable right to use, as it is used or held for use, all U.S. and non-U.S. patents, trade secrets, know-how, trademarks, service marks, copyrights, and other proprietary and Intellectual Property rights, and all grants and applications with respect to the foregoing (collectively, the “Proprietary Rights”) necessary for the conduct of Vir’s business, except where the failure to own or have any of the foregoing would not reasonably be expected to have a Material Adverse Effect (such Proprietary Rights owned by or licensed to Vir collectively, the “Vir Rights”); and (ii) Vir and its subsidiaries have taken reasonable measures to protect the Vir Rights, consistent with prudent commercial practices in the biotechnology industry, except where failure to take such measures has not had, and would not reasonably be expected to have, a Material Adverse Effect.

2.12Health Care Matters.  Vir: (i) has operated and currently operates its business in compliance in all material respects with applicable provisions of the Health Care Laws (as defined below) of the Food and Drug Administration (“FDA”), the Department of Health and Human Services and any comparable state, foreign or other regulatory authority to which they are subject (collectively, the “Applicable Regulatory Authorities”) applicable to the ownership, testing, development, manufacture, packaging, processing, use, sale, promotion, distribution, storage, import, export or disposal of any of Vir’s product candidates or any product manufactured or distributed by Vir; (ii) has not received any FDA Form 483, written notice of adverse finding, warning letter, untitled letter or other correspondence or written notice from any court or arbitrator or the Applicable Regulatory Authorities alleging or asserting non-compliance with any licenses, certificates, approvals, clearances, exemptions, authorizations, permits and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorizations”); (iii) possesses all Regulatory Authorizations required to conduct its business as currently conducted and such Regulatory Authorizations are valid and in full force and effect and Vir is not in violation, in any material respect, of any term of any such Regulatory Authorizations; (iv) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any court or arbitrator or the Applicable Regulatory Authorities or any other third party alleging that any product operation or activity is in material violation of any Health Care Laws and has no knowledge that the Applicable Regulatory Authorities or any other third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) has not received notice that any of the Applicable Regulatory Authorities has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Regulatory Authorizations and has no knowledge that any of the Applicable Regulatory Authorities is considering such action; (vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission); (vii) is not a party to and does not have any ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Applicable Regulatory Authority; and (viii) along with its employees, officers and directors, has not been excluded, disqualified, suspended or debarred from participation in any government health care program or human clinical research or, to Vir’s knowledge, subject to a governmental inquiry, investigation, proceeding, or other similar action that could reasonably be expected to result in debarment, suspension, disqualification or exclusion.

2.13Clinical Trials.  None of Vir’s product candidates has received marketing approval from any Applicable Regulatory Authority. All clinical and pre-clinical studies and trials conducted by or on behalf of or sponsored by Vir, or in which Vir has participated, with respect to Vir’s product candidates, including any such studies and trials that are described in the SEC Documents, or the results of which are referred to in the SEC Documents, as applicable (collectively, “Company Trials”), were, and if still pending are, to Vir’s knowledge, being conducted in all material respects in accordance with all applicable Health Care Laws of the Applicable Regulatory Authorities, including the FDA’s current Good Clinical Practices and Good Laboratory Practices, standard medical and scientific research procedures and any applicable rules, regulations and policies of the jurisdiction in which such trials and studies are being conducted. The descriptions in the SEC Documents of the results of any Company Trials are accurate and complete descriptions in all material respects and fairly present the data derived therefrom as of the date of such SEC Documents. Vir has no knowledge of any other studies or trials not described in the SEC Documents, the results of which are inconsistent with or call into question the results described or referred to in the SEC Documents, except that, solely as made of as of the Closing Date, the representations and warranties in this sentence shall be qualified by the results of any VIR-7831 and VIR-7832 clinical trial, which were not yet available on the date hereof. Vir has not received any written notices, correspondence or other communications from the Applicable Regulatory Authorities or any other governmental entity or any institutional review board (“IRB”) or independent ethics committee (“IEC”) requiring or threatening the termination, material modification or suspension of Company Trials, other than ordinary course communications with respect to modifications in connection with the design and implementation of such studies or trials, and, to Vir’s knowledge, there are no reasonable grounds for the same. No investigational new drug application or comparable submission filed by or on behalf of Vir with the FDA has been terminated or suspended by the FDA or any other Applicable Regulatory Authority. Vir has obtained (or caused to be obtained) informed consent by or on behalf of each human subject who participated in a Company Trial, and Vir has obtained (or caused to be obtained) applicable IRB or IEC approvals for each Company Trial. To Vir’s knowledge, none of the Company Trials involved any investigator who has been disqualified as a clinical investigator or has been found by the FDA to have engaged in scientific misconduct.

2.14Absence of Certain Changes.

(a)Except as disclosed in the SEC Documents filed prior to the Execution Date, since September 30, 2020, no change or event has occurred, except where such change or event has not had, and would not reasonably be expected to have, a Material Adverse Effect on Vir.

(b)Except as set forth in the SEC Documents filed prior to the Execution Date or as contemplated by this Agreement or the Preliminary Collaboration Agreement, since September 30, 2020, Vir has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, or (ii) sold, exchanged or otherwise disposed of any of its material assets or rights.

(c)Since September 30, 2020, Vir has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy Laws or any other Laws of the United States or any other jurisdiction.

2.15Not an Investment Company. Vir is not, and after receipt of the Purchase Price, will not be, an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.16Critical Technology.  Vir does not produce, design, test, manufacture, fabricate, or develop one or more “critical technologies” within the meaning of the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

2.17No Integration. Vir has not, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) that is or will be integrated with the Shares sold pursuant to this Agreement in a manner that would require the registration of the Shares under the Securities Act.

Section 3.	Representations and Warranties of GSK

Except as otherwise specifically contemplated by this Agreement, GSK hereby represents and warrants to Vir that:

3.1Authorization; Enforcement. GSK has the requisite corporate or other similar power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  GSK has taken all necessary corporate or other similar action to authorize the execution, delivery and performance of this Agreement.  Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of GSK enforceable against GSK in accordance with its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ and contracting parties’ rights generally.

3.2No Conflicts; Government Consents and Permits.

(a)The execution, delivery and performance of this Agreement by GSK and the consummation by GSK of the transactions contemplated hereby (including the purchase of the Shares) will not (i) conflict with or result in a violation of any provision of GSK’s memorandum and articles of association or equivalent organizational documents, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which GSK is a party, or (iii) result in a violation of any Law (including U.S. federal and state and U.K. securities Laws and regulations and regulations of any self-regulatory organizations) applicable to GSK, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as have not had, and would not reasonably be expected to have, a Material Adverse Effect on GSK or result in a liability for Vir.

(b)GSK is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory agency or self-regulatory organization in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms and conditions hereof, or to purchase the Shares in accordance with the terms and conditions hereof, other than such as have been made or obtained, except for compliance with any applicable requirements of the HSR Act and any other applicable antitrust Law.

3.3Investment Purpose.  GSK is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other Persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act.  GSK will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the Securities Act and to the extent permitted by Section 6.1 and Section 6.2.

3.4Reliance on Exemptions.  GSK understands that Vir intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that Vir is relying upon the truth and accuracy of, and GSK’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of GSK set forth herein in order to determine the availability of such exemptions and the eligibility of GSK to acquire the Shares.

3.5Accredited Investor; Access to Information.  GSK is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares.  GSK has been furnished with materials relating to the offer and sale of the Shares that have been requested by GSK, including the SEC Documents, and GSK has had the opportunity to review the SEC Documents.  GSK has been afforded the opportunity to ask questions of Vir.  Neither such inquiries nor any other investigation conducted by or on behalf of GSK or its representatives or counsel will modify, amend or affect GSK’s right to rely on the truth, accuracy and completeness of the SEC Documents and Vir’s representations and warranties contained in this Agreement.

3.6Restricted Securities. GSK understands that the Shares will be characterized as “restricted securities” under the U.S. federal securities Laws inasmuch as they are being acquired from Vir in a private placement under Section 4(a)(2) of the Securities Act and that under such Laws and applicable regulations such Shares may be resold without registration under the Securities Act only in certain limited circumstances.

3.7Foreign Purchaser.  GSK is not a United States person (as defined by Section 7701(a)(30) of the U.S. Internal Revenue Code of 1986, as amended), and hereby represents that it has satisfied itself as to the full observance of the Laws of its jurisdiction in connection with its purchase of the Shares including (a) the legal requirements within its jurisdiction for the purchase of the Shares, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income Tax and other Tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Shares.

3.8Governmental Review.  GSK understands that no U.S. federal or state agency or any other Governmental Authority has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

Section 4.	Certain Covenants

4.1New DCA.  Immediately following the Execution Date, Vir and GSK shall commence negotiations with the intent to enter into the New DCA.  Vir and GSK shall use their respective best efforts to negotiate diligently and agree upon final terms for the New DCA as promptly as practicable following the Execution Date and in no event later than the conclusion of the Negotiation Period (as defined in the Preliminary Collaboration Agreement).  For the avoidance of doubt, entry into the New DCA is not a condition to the effectiveness of this Agreement or the Preliminary Collaboration Agreement.  If all conditions set forth in Section 7.1 and Section 7.2 of this Agreement have been satisfied or waived, but the New DCA has not been finalized and executed, the Closing shall occur in accordance with the terms hereof and the Preliminary Collaboration Agreement, which is binding and governs the parties’ collaboration relationship, shall continue in full force and effect and Vir and GSK shall continue to negotiate or otherwise finalize the New DCA in accordance with Appendix I of the Preliminary Collaboration Agreement.

4.2Execution of New DCA.  Each of Vir and GSK shall duly execute and deliver the New DCA, on final terms as are (a) mutually agreed by Vir and GSK within the Negotiation

Period, or (b) in the absence of such mutual agreement, determined in accordance with Appendix I of the Preliminary Collaboration Agreement.

4.3Preliminary Collaboration Agreement.  Upon execution by the parties thereto, the Preliminary Collaboration Agreement shall be a fully integrated and binding agreement and in full force and effect, subject only to the satisfaction of the conditions set forth therein.  Neither party, nor any of their respective Affiliates, shall seek to assert that the Preliminary Collaboration Agreement or any term thereof is unenforceable for vagueness, or for not having sufficiently clear or defined terms, for failure of consideration or because it lacks any essential term for enforcement and each of Vir and GSK, on behalf of themselves and their Affiliates, hereby waive any right to make such an assertion.  To the extent that any material term has not been included in the Preliminary Collaboration Agreement, Vir and GSK agree that such term (or terms) will be provided through the process set forth in Appendix I of the Preliminary Collaboration Agreement and will be binding and enforceable as if it had been included in the Preliminary Collaboration Agreement.

4.4Existing Collaboration Agreement.  For the avoidance of doubt, the Existing Collaboration Agreement (including any amendments thereto) shall remain in full force and effect unless otherwise amended or terminated by the parties.

Section 5.	Standstill Agreement

5.1Prior to the one-year anniversary of the Closing Date (the “Standstill Period”), GSK and its Affiliates will not, directly or indirectly, except as expressly approved or invited by Vir or otherwise expressly permitted pursuant to this Section 5:

(a)effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate, directly or indirectly (including through any other Person), in, (i) any acquisition of any securities (or beneficial ownership thereof) or material assets of Vir, (ii) any tender or exchange offer, merger, or other business combination involving Vir, (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Vir, or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consents to vote any voting securities of Vir;

(b)form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to any securities of Vir;

(c)otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of Vir (other than such policies as may be within the scope of the Existing Collaboration Agreement (including any amendments thereto), the Preliminary Collaboration Agreement or the New DCA);

(d)take any action that would reasonably be expected to require Vir to make a public announcement regarding any of the types of matters set forth in clause (a) above; or

(e)enter into any discussions or arrangements with any Person with respect to any of the foregoing.

5.2GSK also agrees during the Standstill Period not to request Vir (or its representatives), directly or indirectly, amend or waive any provision of this Section 5 other than by means of a confidential communication to the Vir Chairman of the Board or Chief Executive Officer.

5.3GSK represents and warrants that, as of the Execution Date, neither GSK nor any of its Affiliates owns, of record or beneficially, any voting securities of Vir, or any securities convertible into or exercisable for any voting securities of Vir.

5.4Notwithstanding the provisions set forth in Sections 5.1 and 5.2 (the “Standstill Provisions”), GSK shall immediately, and without any other action by Vir, be released from its obligations under the Standstill Provisions if: (a) Vir executes, or publicly announces its intention to execute, a definitive agreement with a third party providing for an acquisition (by way of merger, tender offer or otherwise), of more than 50% of Vir’s outstanding Common Stock or all or substantially all of Vir’s assets, (b) any person or “group” (as defined under the Exchange Act) commences a tender offer or makes an offer or proposal which is made public seeking to acquire beneficial ownership of more than 50% of Vir’s outstanding Common Stock (with any acquisition described in clauses (a) and (b) referred to as a “Change of Control Transaction”), (c) Vir waives any standstill or similar provision in any other agreement between Vir and a third party for the explicit purpose of allowing the third party to pursue or engage in any Change of Control Transaction, or (d) Vir publicly announces the commencement of a formal process to solicit proposals for a potential business combination transaction.  None of (i) the ownership or purchase by an employee benefit plan of GSK or GSK’s Affiliates in any diversified index, mutual or pension fund managed by an independent advisor, which fund in-turn holds, directly or indirectly, securities of Vir, (ii) the acquisition of the equity securities of an entity that owns securities of Vir prior to such acquisition so long as such acquisition is not consummated for the purpose of circumventing this Section 5 or (iii) transfers or resales of the Shares by GSK to any other person in compliance with Section 6, will be deemed to be a breach of GSK’s standstill obligations under this Section 5.

Section 6.	Transfer, Resale, Legends, Registration Rights

6.1Transfer or Resale.  GSK understands that:

(a)the Shares have not been and are not being registered under the Securities Act or any applicable state securities Laws and, consequently, GSK may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) GSK has delivered to Vir an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144 under the Securities Act (“Rule 144”); and

(b)any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder.

6.2Lock-Up.  GSK agrees that it will hold and will not sell any of the Shares (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until the one-year anniversary of the Closing Date.  Notwithstanding the foregoing, this Section 6.2 will not preclude (i) distributions of Shares to general or limited partners, members, shareholders, Affiliates or wholly-owned subsidiaries of GSK or any investment fund or other entity controlled or managed by GSK; provided, in each case, that following any such transfer such Shares will remain subject to the provisions of this Section 6.2; or (ii) transfers pursuant to a bona fide third party tender offer for all outstanding shares of Common Stock, merger, consolidation or other similar transaction made to all holders of Vir’s securities involving a change of control of Vir (including the entering into any lock-up, voting or similar agreement pursuant to which GSK may agree to transfer, sell, tender or otherwise dispose of Shares or other such securities in connection with such transaction, or vote any Shares or other such securities in favor of any such transaction); provided, that in the event that such tender offer, merger, consolidation or other such transaction is not completed, the Shares shall remain subject to the provisions of this Section 6.2.

6.3Legends.  GSK understands the Shares will bear restrictive legends in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SHARES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR APPLICABLE STATE SECURITIES LAWS OR A CERTIFICATE AND/OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THESE SECURITIES IS SUBJECT TO THE TERMS AND CONDITIONS OF A STOCK PURCHASE AGREEMENT DATED FEBRUARY 14, 2021 BETWEEN VIR BIOTECHNOLOGY, INC. AND GLAXO GROUP LIMITED.

If such Shares may be transferred pursuant to Section 6.2 (excluding transfers pursuant to Section 6.2(i)), GSK may request that Vir remove, and Vir agrees to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares, if permitted by applicable securities Law, within two (2) Business Days of any such request; provided, however, that each party will be responsible for any fees it incurs in connection with such request and removal.

6.4Registration Rights.  If, following the one-year anniversary of the Closing Date, GSK proposes to publicly resell the Shares pursuant to Rule 144, and GSK in good faith believes it will be unable to sell all of the Shares proposed to be sold by it pursuant to Rule 144 without volume or manner-of-sale restrictions, GSK shall notify Vir, and Vir shall file as promptly as practicable a secondary-only registration statement on Form S-3 (or any successor form to Form S-3) promulgated under the Securities Act (which, if Vir is then a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), shall be filed pursuant to General Instruction I.D of Form S-3 (an “Automatic Shelf Registration Statement”)), registering the resale of such Shares (the “Registrable Securities”) (or, in the event that Form S-3 is not available for the registration of the resale of the Registrable Securities, another appropriate form reasonably acceptable to GSK) by GSK (the “Registration Statement”). Vir shall use commercially reasonable efforts (a) if the Registration Statement is not an Automatic Shelf Registration Statement, to cause the Registration Statement to become effective as promptly as practicable; (b) to cause the Registration Statement to remain effective until the earlier of (i) the date on which GSK has disposed of all of the Registrable Securities and (ii) Rule 144 is available for the disposition of all Registrable Securities without volume or manner-of-sale restrictions; (c) to undertake any additional actions reasonably necessary to maintain the availability of, and to facilitate the disposition by GSK of the Registrable Securities pursuant to, the Registration Statement; and (d) to obtain any required consent under Vir’s Amended and Restated Investors’ Rights Agreement, dated as of November 19, 2017, by and among Vir and the investors party thereto or any other agreement to which Vir is a party related to the filing of the Registration Statement. GSK agrees to cooperate with Vir as reasonably requested by Vir in connection with the preparation and filing of the Registration Statement, including furnishing to Vir such information regarding itself, the shares of Common Stock held by it and the intended method of disposition of the Registrable Securities as shall be reasonably required to effect the registration of such Registrable Securities. Vir shall bear all expenses incurred in connection with the performance of its obligations under this Section 6.4; provided, however, that Vir shall have no obligation to pay for any commissions or transfer taxes of GSK. Vir’s obligations under this Section 6.4 shall also apply to any shares in the capital of Vir issued or issuable with respect to the Registrable Securities as a result of any share split, share dividend, recapitalization, exchange or similar event.

Section 7.	Conditions to Closing

7.1Conditions to Obligations of Vir.  Vir’s obligation to complete the purchase and sale of the Shares and deliver the Shares to GSK is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)Receipt of Funds. Vir will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder.

(b)Representations and Warranties.  The representations and warranties made by GSK in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(c)Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by GSK on or prior to the Closing Date shall have been performed or complied with in all material respects.

(d)Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.

(e)No Governmental Prohibition.  The sale of the Shares by Vir and the purchase of the Shares by GSK will not be prohibited by any applicable Law at the time of the Closing.

(f)Preliminary Collaboration Agreement.  GSK and Vir shall have duly executed and delivered the Preliminary Collaboration Agreement, such agreement (or as it may be succeeded by the New DCA) shall be in full force and effect, each of the conditions contained therein (or as it may be succeeded by the New DCA, therein) shall have been satisfied or waived (if legally permissible) and the provisions of such agreement (or as it may be succeeded by the New DCA) shall have become effective.

(g)Closing Deliverables.  All closing deliverables as required under Section 1.3(b)(ii) shall have been delivered by GSK to Vir.

7.2Conditions to GSK’s Obligations at the Closing.  GSK’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)Representations and Warranties.  The representations and warranties made by Vir in Section 2 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties will be true and correct in all material respects as of such other date.

(b)Covenants. All covenants and agreements contained in this Agreement to be performed or complied with by Vir on or prior to the Closing Date shall have been performed or complied with in all material respects.

(c)Transfer Agent Instructions.  Vir will have delivered to its transfer agent irrevocable written instructions to issue the Shares to GSK in a form and substance acceptable to such transfer agent.

(d)Nasdaq Qualification.  Nasdaq shall have raised no objection to the consummation of the transactions contemplated by this Agreement in the absence of stockholder approval of such transactions.

(e)Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any Governmental Authority.

(f)Preliminary Collaboration Agreement.  GSK and Vir shall have duly executed and delivered the Preliminary Collaboration Agreement, such agreement (or as it may be succeeded by the New DCA) shall be in full force and effect, each of the conditions contained therein (or as it may be succeeded by the New DCA, therein) shall have been satisfied or waived

(if legally permissible) and the provisions of such agreement (or as it may be succeeded by the New DCA) shall have become effective.

(g)No Governmental Prohibition. The sale of the Shares by Vir, and the purchase of the Shares by GSK will not be prohibited by any applicable Law at the time of the Closing.

(h)Closing Deliverables. All closing deliverables as required under Section 1.3(b)(i) shall have been delivered by Vir to GSK.

Section 8.	Indemnification

8.1Indemnification by Vir.  Vir shall indemnify and hold harmless GSK and its Affiliates, and the directors, officers, employees and other agents and representatives of GSK and its Affiliates, from and against any and all liabilities, judgments, claims, settlements, losses, damages, fees, Liens, Taxes, penalties, obligations and expenses (including reasonable attorney’s fees and expenses and costs and expenses of investigation) (collectively, “Losses”) incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with: (a) any breach or inaccuracy of any representation or warranty of Vir contained in this Agreement or any certificate delivered hereunder; and (b) the non-fulfillment or breach by Vir of any agreements or obligations under this Agreement.

8.2Indemnification by GSK.  GSK shall indemnify and hold harmless Vir and its Affiliates, and the directors, officers, employees and other agents and representatives of Vir and its Affiliates, from and against any and all Losses incurred or suffered, directly or indirectly, by any such Person arising from, by reason of or in connection with: (a) any breach or inaccuracy of any representation or warranty of GSK contained in this Agreement or any certificate delivered hereunder; and (b) the non-fulfillment or breach by GSK of any agreements or obligations under this Agreement.

8.3Calculation of Losses.  Any indemnity payment hereunder shall be treated as an adjustment to the Purchase Price to the extent permitted by applicable Law.  Where the receipt of any such payment is treated for Tax purposes in a manner other than as an adjustment to the Purchase Price, the amount of the payment shall be adjusted to take account of any net Tax cost actually incurred, or benefit actually enjoyed, by the Indemnified Party in respect thereof.

8.4Certain Procedures for Indemnification.

(a)If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification, or receives notice of the assertion of any claim or of the commencement of any action by any Person not a party to this Agreement against such Indemnified Party, for which a party to this Agreement is required to provide indemnification under this Section 8 (an “Indemnifying Party”), the Indemnified Party shall promptly notify the Indemnifying Party in writing of the claim or the commencement of that action; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party, except to the extent that such failure materially prejudices the Indemnifying Party’s ability to defend such action.

(b)With respect to third party claims for which indemnification is claimed hereunder, (i) the Indemnifying Party shall be entitled to participate in the defense of any such claim, and (ii) if, in the reasonable judgment of the Indemnified Party, such claim can properly be resolved by money damages alone and the Indemnifying Party has the financial resources to pay such damages, and the Indemnifying Party admits that this indemnity fully covers the claim or litigation, then the Indemnifying Party shall be entitled (y) to direct the defense of any claim at its sole cost and expense, but such defense shall be conducted by legal counsel reasonably satisfactory to the Indemnified Party, and (z) to settle and compromise any such claim or action for money damages alone; provided, however, that if the Indemnified Party has elected to be represented by separate counsel pursuant to the proviso below, or if such settlement or compromise does not include an unconditional release of the Indemnified Party for any liability arising out of such claim or action, such settlement or compromise shall be effected only with the written consent of the Indemnified Party.  After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section 8.4 for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation or of assistance as contemplated by this Section 8.4; provided, however, that if, in the opinion of the Indemnified Party, it is advisable for the Indemnified Party to be represented by separate counsel due to actual or potential conflicts of interest, the Indemnified Party shall have the right to employ counsel to represent it and in that event the fees and expenses of such separate counsel shall be paid by the Indemnifying Party; provided further, that in no event shall the Indemnifying Party be responsible for the fees of more than one counsel to the Indemnified Party.  The Indemnified Party and the Indemnifying Party shall each render to each other such assistance as may reasonably be requested in order to ensure the proper and adequate defense of any such claim or proceeding.

8.5Survival; Expiration.

(a)Notwithstanding any investigation made by or on behalf of Vir or GSK prior to, on or after the Closing Date, the representations and warranties contained in this Agreement (including the exhibits and schedules hereto) and any certificate delivered hereunder shall survive the Closing and shall terminate on the second anniversary of the Closing Date.

(b)The covenants of the parties hereto shall survive until fully performed and discharged, unless otherwise expressly provided herein.

(c)Any right of indemnification or reimbursement pursuant to this Section 8 with respect to a claimed breach, inaccuracy or non-fulfillment of any representation, warranty, agreement or obligation shall expire on the applicable date of termination of the representation, warranty or covenant claimed to be breached (the “Expiration Date”), unless on or prior to the applicable Expiration Date, the Indemnifying Party has received written notice from the Indemnified Party of such breach, inaccuracy or non-fulfillment from the Indemnified Party or is based on fraud or intentional or willful breach of the Indemnifying Party, in which case the Indemnified Party may continue to pursue its right of indemnification or reimbursement hereunder beyond the Expiration Date of the applicable representation, warranty, agreement or obligation.  For the avoidance of doubt, no claims based on fraud or intentional or willful breach will be subject to any of the limitations set forth in this Section 8.5.

Section 9.	Dispute Resolution

9.1Any dispute arising out of or relating to this Agreement, or the breach, termination or validity thereof (a “Dispute”), shall be finally resolved pursuant to the following provision:

(a)In the event a Dispute arises, the parties agree that they shall attempt in good faith to resolve the Dispute by negotiation between GSK’s Senior Vice President, Global Corporate Development and Vir’s Chief Executive Officer (or their respective designee with power and authority to resolve such dispute) (such individuals, the “Senior Executives”). Either party may refer a Dispute to the Senior Executives by serving notice that a Dispute has arisen and demand that negotiations commence. If the parties are unable for any reason to resolve a Dispute within thirty (30) days of service of the notice, either party shall have the right to refer the Dispute for mediation as set forth in Section 9.1(b).

(b)The parties agree that they shall try in good faith to resolve the Dispute by referring it for confidential mediation under the CPR Mediation Procedure in effect at the start of mediation, before resorting to arbitration. If the parties cannot agree on a mediator within twenty-one (21) days after the Dispute was referred to mediation, the mediator shall, upon request by either party, be appointed by CPR pursuant to CPR Mediation Procedure. The cost of the mediator shall be borne equally by the parties. Any Dispute not resolved within forty-five (45) days (or within such other time period as may be agreed to by the parties in writing) after appointment of the mediator shall be finally resolved by arbitration pursuant to this Section 9.

(c)The arbitration shall be administered by the International Centre for Dispute Resolution (“ICDR”) in accordance with its International Arbitration Rules, except as those rules may be modified herein or by mutual agreement of the parties.  Any disputes concerning the propriety of the commencement of the arbitration or the scope or applicability of this agreement to arbitrate shall be finally settled by the arbitrators.  In any such arbitration, the number of arbitrators shall be three.  Each party shall appoint one arbitrator within fourteen (14) days after submission of the Answer to the Notice of Arbitration, and the two party-appointed arbitrators shall appoint a third arbitrator, who shall serve as chair of the tribunal, within twenty-one (21) days of the appointment of the later-appointed arbitrator.  If any of the arbitrators are not appointed within the time prescribed above, then the ICDR shall appoint the arbitrator(s) in accordance with its International Arbitration Rules.

(d)The seat of the arbitration shall be New York City, New York, and the language of the arbitration shall be English. The parties submit to the non-exclusive jurisdiction of the state and federal courts located in New York County in the state of New York for the limited purpose of enforcing this agreement to arbitrate and any action for preliminary relief. The arbitration award shall be final and binding and the parties undertake to carry out any award without delay. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party and its assets.

(e)GSK and Vir agree that the existence of the arbitration, any non-public information provided in the arbitration, all submissions made in the arbitration, any rulings and the award shall be kept confidential except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to the award or its enforcement, or unless otherwise required by Law or judicial decision.

(f)For the avoidance of doubt, any disputes with respect to the terms of the Existing Collaboration Agreement, the Preliminary Collaboration Agreement or the New DCA shall be resolved in accordance with the dispute resolution provisions therein, and shall not be subject to the provisions of this Section 9.  For clarity, any dispute with respect to the terms of Sections 4.1, 4.2, 4.3 or 4.4 hereof, including a breach thereof, shall not be considered a dispute with respect to the terms of the Existing Collaboration Agreement (including any amendments thereto), the Preliminary Collaboration Agreement or the New DCA and shall be subject to the related provisions of this Agreement, including the terms of this Section 9.1 and Section 8, Section 11.1 and Section 11.13 hereof.

Section 10.	Termination

10.1Ability to Terminate. This Agreement may be terminated prior to the Closing:

(a)at any time by mutual written consent of Vir and GSK;

(b)by Vir, upon thirty (30) days’ written notice to GSK, so long as Vir is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.1, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of GSK set forth in this Agreement that has not been cured within such 30-day notice period, or (ii) if any representation or warranty of GSK shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.1 could not be satisfied by the Termination Date;

(c)by GSK, upon thirty (30) days’ written notice to Vir, so long as GSK is not then in breach of its representations, warranties, covenants or agreements under this Agreement such that any of the conditions set forth in Section 7.2 of this Agreement, as applicable, could not be satisfied by the Termination Date, (i) upon a breach of any covenant or agreement on the part of Vir set forth in this Agreement that has not been cured within such 30-day notice period, or (ii) if any representation or warranty of Vir shall have been or become untrue, in each case such that any of the conditions set forth in Section 7.2 of this Agreement could not be satisfied by the Termination Date;

(d)by either Vir or GSK, upon written notice to the other, if the Closing has not occurred on or before June 30, 2021 (the “Termination Date”).

10.2Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10, (a) this Agreement (except for this Section 10.2, and Section 8, Section 9, Section 11.1 and Sections 11.3 through 11.14 and any definitions set forth in this Agreement and used in such Sections) shall forthwith become void and have no effect, without any liability on the part of any party hereto or its Affiliates, and (b) any and all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby; provided, however, that nothing contained in this Section 10.2 shall relieve any party from liability for fraud or any intentional or willful breach of this Agreement.

Section 11.	Governing Law; Miscellaneous

11.1Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws that would require the application of the substantive Laws of another jurisdiction.

11.2Market Listing.  From the Execution Date through the Closing, Vir shall use commercially reasonable efforts to (a) maintain the listing and trading of the Common Stock on Nasdaq and (b) effect the listing of the Shares on Nasdaq.

11.3Counterparts; Electronic Signatures.  This Agreement may be executed and delivered (including by facsimile transmission or PDF or any other electronically transmitted signatures) in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.4Headings.  The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

11.5Rules of Construction.

(a)For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the words “hereby,” “herein,” “hereunder” and “hereto” shall be deemed to refer to this Agreement in its entirety and not to any specific section of this Agreement and (iii) “or” has the inclusive meaning represented by the phrase “and/or”.

(c)Except as otherwise indicated, all references in this Agreement to “Sections” and “Appendices” are intended to refer to Sections of this Agreement, as appropriate, and Appendices to this Agreement.

(d)As used in this Agreement, the term “days” means calendar days unless otherwise specified.  When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(e)Unless otherwise indicated, all monetary amounts herein are in United States dollars.

11.6Severability.  If any provision of this Agreement should be held invalid, illegal or unenforceable in any jurisdiction, the parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

11.7Entire Agreement; Amendments.  This Agreement, the Existing Collaboration Agreement (including any amendments thereto), the Preliminary Collaboration Agreement and, once entered into, the New DCA (including any schedules, appendices and exhibits hereto or thereto and any certificates delivered hereunder) constitute the entire agreement between the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.  Any amendment or waiver effected in accordance with this Section 11.7 shall be binding upon GSK and Vir.

11.8Notices.  All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  The addresses for such communications are:

If to Vir, addressed to:	Vir Biotechnology, Inc. 499 Illinois Street, Suite 500 San Francisco, CA 94158 Attention: Chief Financial Officer E-mail: hhorn@vir.bio
and	Vir Biotechnology, Inc. 499 Illinois Street, Suite 500 San Francisco, CA 94158 Attention: Head of Legal E-mail: ipleasure@vir.bio
with a copy to:	Cooley LLP 3175 Hanover Street Palo Alto, CA 94304-1130 Attention: Laura Berezin E-mail: lberezin@cooley.com
If to GSK, addressed to:	Glaxo Group Limited 980 Great West Road Brentford, Middlesex TW8 9GS, United Kingdom Attention: Company Secretary

with a copy to:	Covington & Burling LLP The New York Times Building 320 Eighth Avenue New York, New York 10018 Attention: Peter A. Laveran-Stiebar E-mail: plaveran@cov.com

11.9Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns.  Vir will not assign this Agreement or any rights or obligations hereunder without the prior written consent of GSK, and GSK will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Vir; provided, however, that GSK may assign this Agreement together with all of the Shares it then owns (subject to Section 6) to any wholly-owned subsidiary and any such assignee may assign this Agreement together with all of the Shares it then owns (subject to Section 6) to GSK or any other subsidiary wholly-owned by GSK, in any such case, without such consent; provided that the assignee agrees to assume GSK’s obligations under Section 6 of this Agreement.

11.10Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

11.11Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

11.12No Strict Construction.  The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.

11.13Equitable Relief. Vir recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at Law may prove to be inadequate relief to GSK. Vir therefore agrees that GSK is entitled to seek temporary and permanent injunctive relief or specific performance in any such case. GSK also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at Law may prove to be inadequate relief to Vir.  GSK therefore agrees that Vir is entitled to seek temporary and permanent injunctive relief or specific performance in any such case.

11.14Expenses.  Vir and GSK are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including attorneys’ and consultants’ fees and expenses.

11.15Public Disclosure.  On or within one Business Day of the Execution Date, Vir and GSK shall issue a joint press release in a form mutually agreed to by Vir and GSK.  In addition,

Vir shall file a Current Report on Form 8-K with the SEC within the time period required by such form and including such disclosures as required by such form with respect to this Agreement and the transactions contemplated herein, such Current Report on Form 8-K to be in a form mutually agreed to by Vir and GSK.  No other written release, public announcement, disclosure or filing concerning the purchase of the Shares, this Agreement, the Preliminary Collaboration Agreement, the New DCA or the transactions contemplated hereby or thereby shall be issued, filed or furnished, as the case may be, by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) and, except as set forth in this Section 11.15, the parties agree to keep the terms of this Agreement, the Preliminary Collaboration Agreement and the New DCA confidential.  Notwithstanding the foregoing, the parties acknowledge and agree that applicable Law or the requirements of a national securities exchange or another similar regulatory body may require either party to file or otherwise disclose a copy of this Agreement, the Preliminary Collaboration Agreement or the New DCA.  The party required to make such filing or otherwise disclose shall notify the other party and shall provide the other party with at least three (3) days to request redactions thereof prior to making such filing or disclosure.  The disclosing party shall use commercially reasonable efforts to procure confidential treatment of such proposed redactions pursuant to the Securities Act and the Exchange Act, in each case as amended, and the rules, regulations and guidelines promulgated thereunder, or any other applicable Law or the rules, regulations or guidelines promulgated hereunder; provided that the foregoing shall not prevent the party from making such public disclosures as it must make to comply with applicable Law.

[Remainder of page intentionally left blank.]

In Witness Whereof, GSK and Vir have caused this Agreement to be duly executed as of the date first above written.

Glaxo Group Limited By:/s/ John Sadler Its: Authorized Signatory, for and on behalf of Edinburgh Pharmaceutical Industries Limited, Corporate Director
Vir Biotechnology, Inc. By:/s/ George Scangos Its: Chief Executive Officer

[Signature page to Stock Purchase Agreement]

Appendix 1

Defined Terms

“Affiliate” of an entity means any corporation, firm, partnership or other entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with it. An entity will be deemed to control another entity if it (i) owns, directly or indirectly, at least 50% of the outstanding voting securities or capital stock (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

“Agreement” has the meaning set forth in the preamble.

“Applicable Regulatory Authorities” has the meaning set forth in Section 2.12.

“Automatic Shelf Registration Statement” has the meaning set forth in Section 6.4.

“Board” means the board of directors of Vir.

“Business Day” means a day Monday through Friday on which banks are generally open for business in the State of California, the State of New York and London, England.

“Change of Control Transaction” has the meaning set forth in Section 5.4.

“Closing” has the meaning set forth in Section 1.3(a).

“Closing Date” means the date on which the Closing actually occurs.

“Common Stock” means shares of Vir’s common stock, par value $0.0001 per share.

“Company Trials” has the meaning set forth in Section 2.13.

“CPR” means the International Institute for Conflict Prevention & Resolution (www.cpradr.org).

“Cross-Receipt” has the meaning set forth in Section 1.3(b)(i)(A).

“Data End Date” shall mean the 10th Trading Day immediately following the Public Announcement Date.

“Dispute” has the meaning set forth in Section 9.1.

“DOJ” means the U.S. Department of Justice.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Execution Date” has the meaning set forth in the preamble.

“Existing Collaboration Agreement” means that certain Definitive Collaboration Agreement among Glaxo Wellcome UK Limited, Beecham S.A. and Vir dated June 9, 2020.

“Expiration Date” has the meaning set forth in Section 8.5(c).

“FDA” has the meaning set forth in Section 2.12.

“FTC” means the U.S. Federal Trade Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Good Clinical Practices” means the legal, scientific and ethical standards for the performance of clinical research on medicinal products involving humans, including as reflected in the regulations of the FDA at 21 C.F.R. parts 50, 54, 56, and 312.

“Good Laboratory Practices” means the legal, scientific and ethical standards for the performance of nonclinical laboratory studies, including as set out in the regulations of the FDA at 21 C.F.R. part 58.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

“GSK” has the meaning set forth in the preamble.

“Health Care Laws” means Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395lll (the Medicare statute); Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396w-5 (the Medicaid statute); the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the civil False Claims Act, 31 U.S.C. §§ 3729 et seq.; the criminal False Claims Act 42 U.S.C. 1320a-7b(a); any other criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. Sections 286 and 287 and the health care fraud criminal provisions under the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d et seq., (“HIPAA”); the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a; the Physician Payments Sunshine Act, 42 U.S.C. § 1320a-7h; the Exclusion Laws, 42 U.S.C. § 1320a-7; HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, 42 U.S.C. §§ 17921 et seq.; the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq.; the Public Health Service Act, 42 U.S.C. §§ 201 et seq.; the regulations promulgated pursuant to such laws; and any similar federal, state and local laws and regulations, each and all as may be amended from time to time.

“HIPAA” has the meaning set forth in the definition of “Health Care Laws.”

“ICDR” has the meaning set forth in Section 9.1(c).

“IEC” has the meaning set forth in Section 2.13.

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Intellectual Property” shall mean trademarks, trade names, trade dress, service marks, copyrights, and similar rights (including registrations and applications to register or renew the registration of any of the foregoing), patents and patent applications, trade secrets, and any other similar intellectual property rights.

“Intellectual Property License” shall mean any license, permit, authorization, approval, contract or consent granted, issued by or with any Person relating to the use of Intellectual Property.

“IRB” has the meaning set forth in Section 2.13.

“Law” means any federal, state, local or foreign constitution, treaty, law, statute, ordinance, rule, regulation, interpretation, directive, policy, order, writ, decree, injunction, judgment, stay or restraining order of any Governmental Authority, the terms of any permit, and any other ruling or decision of, agreement with or by, or any other requirement of, any Governmental Authority.

“Lien” means any lien (statutory or otherwise), claim, charge, option, security interest, pledge, mortgage, restriction, financing statement or similar encumbrance of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any change, effect or circumstance, individually or in the aggregate, (a) that is reasonably likely to be materially adverse to the business, operations, assets or financial condition of Vir or GSK, as the case may be, taken as a whole, or (b) that materially impairs the ability of Vir or GSK to perform its obligations pursuant to the transactions contemplated by this Agreement or the Preliminary Collaboration Agreement; provided however, that, none of the following (alone or when aggregated with any other effects), shall be deemed to be a Material Adverse Effect, and none of the following (alone or when aggregated with any other effects), shall be taken into account for purposes of clause (a) above: (A) (1) general market, economic or political conditions or (2) conditions (or any changes therein) in the industries in which Vir or GSK conducts business, in each case, including any acts of terrorism or war, weather conditions, global virus pandemics, epidemics or other force majeure events, in the case of each of clauses (1) and (2), solely to the extent that such effects do not have and are not reasonably likely to have a material disproportionate impact on Vir or GSK, as the case may be; (B) this Agreement, the Existing Collaboration Agreement (including any amendments thereto), the Preliminary Collaboration Agreement and the transactions contemplated hereby and thereby; or (C) changes in the trading price or volume of the Common Stock or GlaxoSmithKline plc’s ordinary shares, in and of themselves.

“Nasdaq” means The Nasdaq Global Select Market.

“New DCA” has the meaning set forth in the Recitals.

“Permits” has the meaning set forth in Section 2.10.

“Person” means a human being, labor organization, partnership, firm, enterprise, association, joint venture, corporation, limited liability company, cooperative, legal representative, foundation, society, political party, estate, trust, trustee, trustee in bankruptcy, receiver or any other organization or entity whatsoever, including any Governmental Authority.

“Preferred Stock” means shares of Vir’s preferred stock, par value $0.0001 per share.

“Preliminary Collaboration Agreement” has the meaning set forth in the Recitals.

“Proprietary Rights” has the meaning set forth in Section 2.11(c).

“Public Announcement Date” shall mean the date that Vir makes a public announcement (either through the issuance of press release or filing of a Current Report on Form 8-K with the SEC) regarding initial Phase 3 results for the COMET-ICE (COVID-19 Monoclonal antibody Efficacy Trial - Intent to Care Early) trial for VIR-7831.

“Purchase Price” has the meaning set forth in Section 1.1.

“Registrable Securities” has the meaning set forth in Section 6.4.

“Registration Statement” has the meaning set forth in Section 6.4.

“Regulatory Authorizations” has the meaning set forth in Section 2.12.

“Rule 144” has the meaning set forth in Section 6.1(a).

“SEC” means the United States Securities and Exchange Commission or any successor entity.

“SEC Documents” has the meaning set forth in Section 2.5(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Senior Executives” has the meaning set forth in Section 9.1(a).

“Share Value” means a price per Share (rounded to the nearest cent) equal to the average of (a) the volume weighted average price of a share of Common Stock for a seven (7) Trading Day period, starting with the opening of trading on the seventh (7th) Trading Day prior to the date hereof and ending with the close of trading on the Trading Day prior to the date hereof, as reported by Bloomberg, L.P. and (b) the volume weighted average price of a share of Common Stock for a seven (7) Trading Day period, starting with the opening of trading on the seventh (7th) Trading Day prior to the Data End Date and ending with the close of trading on the Trading Day prior the Data End Date, as reported by Bloomberg, L.P.; provided that [***].

“Shares” has the meaning set forth in Section 1.1.

“Standstill Period” has the meaning set forth in Section 5.1.

“Standstill Provisions” has the meaning set forth in Section 5.4.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Internal Revenue Code of 1986, as amended), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Termination Date” has the meaning set forth in Section 10.1(d).

“Trading Day” means a day on which Nasdaq is open for trading.

“Vir” has the meaning set forth in the preamble.

“Vir Rights” has the meaning set forth in Section 2.11(c).

Appendix 2

See attached.